                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                                 N-T HOLDINGS, INC.

     N-T HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The original Certificate of Incorporation was filed with the Secretary of State of Delaware on August 2, 1996.

     SECOND: The Amended and Restated Certificate of Incorporation of N-T Holdings, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

     THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Secretary on this 14th day of February, 1997.

                                               N-T HOLDINGS, INC.

                                               By: ______________________
                                                   Alan R. Hoops, President

ATTEST

By.___________________________
     Joseph S. Konowiecki, Secretary

                                     EXHIBIT A

                                AMENDED AND RESTATED
                            CERTIFICATE OF INCORPORATION
                                         OF
                                 N-T HOLDINGS, INC.


                                         I

     The name of this Corporation is:  N-T Holdings, Inc.


                                         II

     The address of its registered office in the State of Delaware is 1013 Centre Road, County of New Castle, Wilmington, Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                        III

     The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


                                         IV

     A. N-T Holdings, Inc. ("Corporation") is authorized to issue three classes of shares of stock to be designated, respectively, "Class A Common Shares," "Class B Common Shares," and "Preferred Shares." The total number of shares of stock which the Corporation shall have authority to issue is two hundred forty million (240,000,000). The total number of Class A Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class A Common Share shall be one cent ($0.01). The total number of Class B Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class B Common Share shall be one cent ($0.01). The total number of Preferred Shares which the Corporation shall have the authority to issue is forty million (40,000,000), and the par value of each such Preferred Share shall be one cent ($0.01).

     B. The powers, preferences and rights of the holders of Class A Common Shares and Class B Common Shares (collectively, the ''Common Shares"), and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation, as amended, and subject to the powers, preferences and rights of the holders of Preferred Shares, as provided in or as otherwise determined by the Board of Directors pursuant to paragraph C of this Article IV.

     1. DIVIDENDS. Dividends may be declared and paid to the holders of the Class A Common Shares and the Class B Common Shares in cash, property, or other securities of the Corporation out of any funds legally available therefore. If and when dividends on the Class A Common Shares and the Class B Common Shares are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in securities of the Corporation, the holders of the Class A Common Shares and the holders of the Class B Common Shares shall be entitled to share equally on a per share basis, in such dividends, except that, dividends or other distributions payable on the Common Shares in Common Shares shall be made to all holders of Common Shares and may be made (i) in Class B Common Shares to the record holders of Class A Common Shares and to the record holders of Class B Common Shares, (ii) in Class A Common Shares to the record holders of Class A Common Shares and in Class B Common Shares to the record holders of Class B Common Shares, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Shares.

     2. DISTRIBUTION ON DISSOLUTION, ETC. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall, after payment in full of the liquidation preference, if any, of any outstanding Preferred Shares, be distributed pro rata to the holders of the Class A Common Shares and the Class B Common Shares in accordance with their respective rights and interests.

     3.   VOTING RIGHTS.

     (a) At each annual or special meeting of the shareholders, each holder of Class A Common Shares shall be entitled to one (1) vote in person or by proxy for each Class A Common Share standing in his name on the stock transfer records of the corporation in connection with the election of directors and all other actions submitted to a vote of shareholders; holders of Class B Common Shares shall not vote on any matters except as otherwise provided by this Certificate of Incorporation, as amended, and the Delaware General Corporation Law.

     (b) The holders of Class B Common Shares shall be entitled to vote separately as a group only with respect to (i) proposals to change the par value of the Class B Common Shares, (ii) amendments to this Certificate of Incorporation that alter or change the powers, preference or special rights of the holders of Class B Common Shares so as to affect them adversely, and (iii) such other matters as may require separate group voting under this Certificate of Incorporation, as amended, and the Delaware General Corporation Law.

     (c) The number of authorized Class B Common Shares may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Shares

     4.   Conversion.

     (a) All outstanding Class B Common Shares may be converted into Class A Common Shares on a share-for-share basis by the Board of Directors if, as a result of the existence of the Class B Common Shares, either the Class A Common Shares or Class B Common Shares is or both are excluded from trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in use and also is excluded from quotation on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market and other comparable national quotation systems then in use. In making such determination, the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any stock exchange, the National Association of Securities Dealers, Inc. or any other governmental or regulatory agency or any written instrument purporting to be authentic.

     (b) All outstanding Class B Common Shares shall be converted into Class A Common Shares on a share-for-share basis if at any time the number of outstanding Class A Common Shares, as reflected on the stock transfer records of the Corporation, falls below ten percent (10%) of the aggregate number of outstanding Class A Common Shares and of Class B Common Shares. For purposes of the immediately preceding sentence, any Common Shares repurchased and held as treasury shares or canceled by the Corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

     (c) In the event of any conversion of the Class B Common Shares pursuant to subparagraph 4(a) or 4(b), certificates which formerly represented, outstanding shares of Class B Common Shares will thereafter be deemed to represent a like number of shares of Class A Common Shares and all authorized Common Shares shall consist of only Class A Common Shares.

     5.   CLASS B COMMON SHARE PROTECTION PROVISION.

     (a) If, after the effective time (the "Effective Time"), of the PacifiCare Merger (the "PacifiCare Merger"), as that term is defined in the Amended and Restated Agreement and Plan of Reorganization dated as of November 11, 1996, among PacifiCare Health Systems, Inc., N-T Holdings, Inc., Neptune Merger Corp., Tree Acquisition Corp. and FHP International Corporation, as amended (the "Reorganization Agreement"), any person or group acting in concert acquires beneficial ownership of shares representing 10% or more of the then issued and outstanding Class A Common Shares (excluding the number of shares beneficially owned by such person or group at or before the Effective Time and other than upon the issuance or sale by the Corporation, by operation of law, including a merger, consolidation or reorganization of a beneficial owner, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), and such person or group (a "Significant Shareholder") does not own an equal or greater percentage of the Class B Common Shares acquired after the Effective Time, such Significant Shareholder must, within a ninety (90) day period beginning the day after becoming a Significant Shareholder, make a public cash tender offer in compliance with all applicable laws and regulations to acquire additional Class B Common

Shares as provided in this subparagraph B (5) of Article IV (a "Class B Protection Transaction").

     (b) In each Class B Protection Transaction, the Significant Shareholder must make a public tender offer to acquire that number of Class B Common Shares determined by (i) multiplying the percentage of outstanding Class A Common Shares beneficially owned by such Significant Shareholder and acquired after the Effective Time by such Significant Shareholder by the total number of shares of Class B Common Shares outstanding on the date such person or group became a Significant Shareholder, and (ii) subtracting therefrom the total number of shares of Class B Common Shares beneficially owned on such date and acquired after the Effective Time by such Significant Shareholder (including shares acquired on such date at or prior to the time such person or group became a Significant Shareholder). The Significant Shareholder must acquire all of such shares validly tendered; provided, however, that if the number of Class B Common Shares tendered to the Significant Shareholder exceeds the number of shares required to be acquired pursuant to the formula set forth in this subparagraph 5(b), the number of Class B Common Shares acquired from each tendering holder shall be pro rata in proportion to the total number of Class B Common Shares tendered by all tendering holders.

     (c) The offer price for any Class B Common Shares required to be purchased by the Significant Shareholder pursuant to this subparagraph B(5) shall be the greater of (i) the highest price per share paid by the Significant Shareholder for any Class A Common Share in the six month period ending on the date such person or group became a Significant Shareholder or (ii) the highest bid price of a Class A Common Share or Class B Common Share on the Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for such shares) on the date such person or group became a Significant Shareholder or (iii) the highest bid price of a Class A Common Share or Class B Common Share on the Nasdaq National Market (or such other exchange or a quotation system as is then the principal trading market for such shares) on the date preceding the date the Significant Shareholder makes the tender offer required by this subparagraph B(5). For purposes of subparagraph B(5)(d) below, the applicable date for the calculations required by clauses (i) and (ii) of the preceding sentence shall be the date on which the Significant Shareholder becomes required to engage in a Class B Protection Transaction. In the event that the Significant Shareholder has acquired Class A Common Shares in the six month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per Class A Common Share shall be as determined in good faith by the Board of Directors.

     (d) A Class B Protection Transaction shall also be required to be effected by any Significant Shareholder each time that the Significant Shareholder acquires beneficial ownership of the next higher integral multiple of 5% (e.g., 15%, 20%, 25%, etc.) of the outstanding Class A Common Shares after the Effective Time (other than upon the issuance or sale by the Corporation, by operation of law, including a merger, consolidation or reorganization of a beneficial owner, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) if such Significant Shareholder does not then own an equal or greater percentage of the Class B Common Shares acquired after the Effective Time.

Such Significant Shareholder shall be required to make a public tender offer to acquire that number of Class B Common Shares prescribed by the formula set forth in subparagraph B(5)(b) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in subparagraph B(5)(b), at the price determined pursuant to subparagraph B(5)(c) above

     (e) If any Significant Shareholder fails to make an offer required by this subparagraph B(5) of Article IV, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Shareholder shall not be entitled to vote any Class A Common Shares beneficially owned by such Significant Shareholder unless and until such requirements are compiled with or unless and until all Class A Common Shares causing such offer requirement to be effective are no longer beneficially owned by such Significant Shareholder.

     (f) The Class B Protection Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Shares resulting solely from a change in the total amount of Class A Common Shares outstanding, provided that any acquisition after such change which resulted in any person or group owning 10% or more of the Class A Common Shares (excluding in the case of the numerator but not the denominator of the calculation of such percentage, Class A Common Shares held by such Significant Shareholder immediately after the Effective
Time) shall be subject to any Class B Protection Transaction requirement that would be imposed with respect to a Significant Shareholder pursuant to this subparagraph B(5) of Article IV.

     (g) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Shares will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last to be filed of (i) the Corporation's most recent annual report on Form 10-K,
(ii) its most recent Quarterly Report on Form 10-Q, or (iii) its most recent Current Report on Form 8-K.

     (h) For purposes of this subparagraph B(5) of this Article IV, the term "person" means a natural person, corporation, partnership, trust, association, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

     6. MERGER OR CONSOLIDATION. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class B Common Shares shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Shares in such merger or consolidation; provided, however, that this restriction shall not apply to the PacifiCare Merger.

     7. SPLITS, SUBDIVISIONS, ETC. If the Corporation shall in any manner split, subdivide or combine the outstanding Class A Common Shares or Class B Common Shares, the outstanding shares of the other such class of Common Shares shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Shares have been split, subdivided or combined.

     8. NO PREEMPTIVE RIGHTS. No holder of Class A Common Shares or Class B Common Shares shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.

     9. CONSIDERATION FOR SALE FOR SHARES. The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

     10. CONSIDERATION FOR PURCHASE OF SHARES. The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

     C. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Shares Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restriction of any wholly unissued series of Preferred Shares, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The Board of Directors shall designate each series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Shares outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares, any terms, rights, restrictions and qualifications of the shares. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board of Directors shall have the power to purchase any of the Preferred Shares herein or hereafter authorized from such persons, firms, or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

     There shall be a series of Preferred Stock designated "Series A Cumulative Convertible Preferred Shares" (the "Convertible Preferred Shares") which shall have the powers, preferences and rights as follows:

     1. RANK. The Convertible Preferred Shares shall have a par value of $0.01 per share. The Convertible Preferred Shares will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time, and each other class or series of capital stock or preferred stock established by the Board of Directors to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution collectively, together with the Common Shares, the "Junior Securities"), (ii) on a parity with each other class or series of capital stock or of preferred stock issued by the Corporation established by the Board of Directors to the extent the terms of such stock expressive provide that it will rank on a parity with the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"), and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities"). Each share of the Convertible Preferred Shares shall rank equally in all respect with each other share of the Convertible Preferred Shares.

     2. AUTHORIZED NUMBER. The authorized number of shares constituting the Convertible Preferred Shares shall be 11,000,000 shares.

     3. DIVIDENDS. Holders of Convertible Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cash dividends at an annual rate of 4% of the Stated Value per share of Convertible Preferred Shares, payable quarterly in arrears on March 15, June 15, September 15, and December 15, of each year, commencing March 15, 1997, provided that the dividend payable on March 15, 1997, shall be in an amount determined by assuming that the Convertible Preferred Shares (a) had been outstanding on December 16, 1996 (the "Transition Period Commencement Date"), and (b) had been entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cash dividends at an annual rate of (i) 5% of an amount equal to twice the Stated Value per share from such date through February 14, 1997 (the "Effective Date") and (ii) 4% of the Stated Value per share from February 15, 1997 through March 15, 1997. Each dividend will be payable to holders of record as they appear on the books of the Corporation at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the Board of Directors. Dividends will be cumulative from the date of original issuance of the Convertible Preferred Shares, which will be the Effective Date, provided that, for purposes of dividends payable on March 15, 1997 in respect of the period from the Transition Period Commencement Date through the Effective Date (the "Transition Period"), the Transition Period Commencement Date will be treated as the issuance date for the Convertible Preferred Shares. Except as otherwise provided in this subparagraph 3, dividends for each full dividend period will be computed by dividing the annual dividend rate by four and dividends payable for any period less than a full dividend period, which may include, without limitation, dividends payable with respect to the Transition Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred Shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid, or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for such payment on the Convertible Preferred Shares in accordance with the terms hereof. If full dividends are not so paid, the Convertible Preferred Shares shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment, or other distributions made on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no Convertible Preferred Shares, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Corporation permit any corporation or entity directly or indirectly controlled by the Corporation to purchase any Convertible Preferred Shares, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Convertible Preferred Shares. Notwithstanding the foregoing, the Corporation may (i) make redemptions, purchases or other acquisitions of Convertible Preferred Shares, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Convertible Preferred Shares, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make redemptions of Rights (as defined in Section 6 below) distributed pursuant to a Rights Agreement (as defined in Section 6 below).

     4. LIQUIDATION RIGHTS. The Stated Value of each share of Convertible Preferred Shares shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after satisfaction of the claims of creditors and any holders of Senior Securities and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Shares, (i) the holders of Convertible Preferred Shares shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and
(ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred Shares and any Parity Securities, the holders of the Convertible Preferred Shares and such Parity Securities will share ratably in any distribution of assets of the Corporation, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Convertible Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. Neither the sale or transfer of all or any part of the assets of the Corporation for cash, securities or other property, nor the merger or consolidation of the Corporaton into or with any other corporation or a merger of any other corporation with or into the Corporation, will be deemed to be a liquidation, dissolution or winding-up of the Corporation.

     5.   VOTING RIGHTS.

     (a) Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of Preferred Shares, the holders of Convertible Preferred Shares will not be entitled to vote. So long as any shares of Convertible Preferred Shares are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Convertible Preferred Shares, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Convertible Preferred Shares or (ii) alter or change the powers, preferences, or special rights of the shares of Convertible Preferred Shares so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

     (b) (i) In the event that any accrued dividends (whether or not declared) on the Convertible Preferred Shares shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Corporation will be automatically increased by two, and holders of Convertible Preferred Shares shall be entitled to vote their shares of Convertible Preferred Shares, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Convertible Preferred Shares shall be outstanding, the holders of shares of Convertible Preferred Shares shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Convertible Preferred Shares are paid in full or declared and set aside for payment. The period during which holders of Convertible Preferred Shares retain such right is referred to as a "Default Period".

           (ii) So long as any shares of Convertible Preferred Shares shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Shares (or any class thereof) shall not affect the exercise of such voting rights by the holders of Convertible Preferred Shares and Voting Parity Securities. Holders of Convertible Preferred Shares and Voting Parity Securities shall be entitled, as among the class of holders of Convertible Preferred Shares and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

          (iii) Unless the holders of Convertible Preferred Shares and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Convertible Preferred Shares and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Convertible Preferred Shares and Voting Parity Securities, if any are then outstanding, which meeting shall, thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred Shares and Voting Parity Securities are entitled to vote pursuant to this subsection
     (iii) shall be given to each holder of record of Convertible Preferred Shares by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Corporation. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request. Such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the Convertible Preferred Shares and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Corporation shall not be required to call such a special meeting if such request is received less then 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation, at which meeting such newly created directorships shall be filled by vote of the holders of Convertible Preferred Shares and Voting Parity Securities.

          (iv) During any Default Period, the holders of Class A Common Shares, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect all of the Directors unless and until the holders of Convertible Preferred Shares and Voting Parity Securities shall have exercised their right to elect two Directors voting as a class. After the exercise of this right (x) the Directors so elected by the holders of Convertible Preferred Shares and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board of Directors with respect to a Directorship to be elected pursuant to this subparagraph (b) by the holders of Convertible Preferred Shares and Voting Parity Securities may be filled by vote of the remaining Director previously elected by such holders. References in this subsection (b) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing Sentence.

          (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Convertible Preferred Shares to elect Directors pursuant to this subparagraph (b) shall cease, subject to continuing application of subparagraph (b)(i) upon each and every subsequent reoccurrence of the event described therein, (y) the term of any Directors elected by the holders of Convertible Preferred Shares and Voting Parity Securities pursuant to this subparagraph (b) shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subparagraph (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Certificate of Incorporation or bylaws).

     6.   CONVERSION.

     (a) RIGHT TO CONVERT. Each share of Convertible Preferred Shares will be convertible (the rights to convert described in this subsection (a) are referred to as the "Conversion Rights") at the option of the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Shares (together with any Rights (as defined in subsection (b)(iii) below) associated therewith) as is equal to (A) the sum of (i) twice the Stated Value of the Convertible Preferred Shares plus (ii) accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (B) the Conversion Price then in effect. The initial "Conversion Price" for the Convertible Preferred Shares shall be $133.62 and shall be subject to adjustment as described below. The holders of Convertible Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such Convertible Preferred Shares or the Corporation's default on payment of the dividend due on such dividend payment date. However, shares of Convertible Preferred Shares surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding dividend payment date (except shares called for redemption to occur during the period from the record date to the close of business on the payment date pursuant to Section 7 below) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Convertible Preferred Shares on a dividend payment record date who (or whose transferee) tenders shares of Convertible Preferred Shares on a dividend payment date will be entitled to receive the dividend payable on such shares by the Corporation on such date, and such converting holder need not include payment in the amount of such dividend upon surrenderof shares of Convertible Preferred Shares for conversion. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of Convertible Preferred Shares. Shares of Convertible Preferred Shares called for redemption will not be convertible after the close of business on the day preceding the date fixed for redemption, unless the Corporation defaults in payment of the redemption price.

     (b) ANTI-DILUTION PROVISIONS. The Conversion Price is subject to adjustment after the issuance of the Convertible Preferred Shares from time to time as follows:

          (i) In case the Corporation shall (1) pay a dividend or make a distribution on Common Shares in shares of Common Shares, (2) subdivide its outstanding shares of Common Shares into a greater number of shares or (3) combine its outstanding shares of any class of Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted (and any other appropriate action taken by the Corporation) so that the holder of any Convertible Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Shares which such holder would have been entitled to receive immediately following such action had the holder's Convertible Preferred Shares been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately (except as provided in subsection (vi) below) after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

          (ii) In case the Corporation shall issue rights, options or warrants to all holders of its outstanding shares of Common Shares, or of its outstanding shares of any class or series of Common Shares, entitling them, for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of Common Shares at a price per share less than the Current Market Price per share (as defined in subsection (v) below) of such offered Common Shares on the record date mentioned below, then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which

               (1) the numerator shall be the sum of (A) the number of shares of Common Shares outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of shares of such offered Common Shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price (determined by multiplying such total number of shares offered for subscription or purchase by the sum of the exercise price of such rights, options or warrants plus the value of any consideration per share paid to the Corporation for such rights, options or warrants and dividing the product so obtained by such Current Market Price), and

               (2) the denominator shall be the sum of (A) the number of shares of Common Shares outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of additional shares of Common Shares which are so offered for subscription or purchase.

     Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such rights, option or warrants; provided, however, in the event that all the shares of Common

Shares offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Shares actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Shares offered for subscription or purchase. In determining the value of any consideration received by the Corporation for such rights, options or warrants, the determination of the Board of Directors in good faith shall be conclusive and shall be described in a Board resolution.

          (iii) Notwithstanding subsection (ii) above, any adjustments to the Conversion Price to account for the issuance of rights ("Rights") under a shareholder rights plan or agreement, "poison pill" or similar arrangement (a "Rights Agreement") adopted subsequent to the date hereof shall be made when such Rights become exercisable or exchangeable by the holder thereof for Common Shares (Common Shares issued pursuant to the exercise of, or exchange by the Corporation for, such Rights are referred to as "Rights Stock") pursuant to a Rights Agreement at a price per share less than the Current Market Price per share of such Common Shares on the date of such exercise or exchange. The Conversion Price in effect immediately prior to such exercise or exchange shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such exercise or exchange by a fraction of which

               (1) the numerator shall be the sum of (A) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights which the aggregate consideration received for the total number of shares of Rights Stock so issued would purchase at such Current Market Price (determined by multiplying such total number of shares of Rights Stock by the consideration received per share of such Rights Stock and dividing the product so obtained by such Current Market Price), and

               (2) the denominator shall be the sum of (A) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of additional shares of Rights Stock which are so issued.

     Such adjustment shall be made successively whenever any Rights Stock is issued, and shall become effective immediately (except as provided in subsection
(vi) below) after the issuance of Rights Stock. If after the applicable "Distribution Date" or a similar date (as defined in a Rights Agreement) holders converting shares of Convertible Preferred Shares are, for any reason, not entitled to receive the Rights or similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to the shares of Common

Shares received upon such conversion), then a reducing adjustment shall be made in the Conversion Price to reflect the fair market value of the Rights or similar rights, options or warrants. If such an adjustment is made and the Rights or similar rights. options or warrants are later exchanged, redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Corporation may elect to provide that such shares of Common Shares issuable upon conversion of the Convertible Preferred Shares, whether or not issued after the Distribution Date or such similar date for such Rights, will be accompanied by the Rights which would otherwise be attributable (but for the date of conversion to such shares of Common Shares, in which event the preceding two sentences shall not apply).

          (iv) In case the Corporation shall distribute to substantially all holders of Common Shares, or to substantially all holders of its outstanding shares of any class or series of Common Shares, evidences of indebtedness, equity securities (including equity interests in the Corporation's subsidiaries) other than Common Shares or other assets (other than cash dividends paid out of earned surplus of the Corporation, or if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and or the preceding fiscal year), or shall distribute to substantially all holders of Common Shares or to substantially all holders of any class or series of Common Shares, rights, options or warrants to subscribe to securities (other than any rights, options or warrants referred to in subsection (ii) above or Rights referred to in subparagraph (iii) above), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Shares (as determined below) on the record date mentioned below less the quotient of the then fair market value of the assets, evidences of indebtedness and equity securities so distributed, or of such subscription rights, warrants or options, divided by the number of shares of Common Shares outstanding on such record date, and of which the denominator shall be such Current Market Price of the Common Shares. For the purposes of this subsection (iv), in the event of a distribution of shares of capital stock or other securities of any subsidiary of the Corporation as a dividend on shares of Common Shares, the "then fair market value" of the shares or other securities so distributed shall be the value of such shares or other securities on the record date mentioned below as determined by the Board of Directors, whose good faith determination shall be conclusiv evidence of such value, and shall be described in a Board resolution. Such adjustment shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such distribution.

          (v) For the purpose of any computation under subsection (ii), (iii) or (iv) above, the "Current Market Price" per share of stock on any date shall be (A) deemed to be the average of the last sale prices of a share of such shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation, or (B) in each case where the Current Market Price per share is to be determined with respect to the two classes or series of Common Shares considered together, deemed to equal the quotient of (i) the sum of (a) AvgA multiplied by Na and (b) AvgB multiplied by Nb, divided by
     (ii) Nt, where

                AvgA  =  the average of the last sale prices of a share of Class
                         A Common Shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation,

                AvgB = the average of the last sale prices of a share of Class B Common Shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation,

                Na   =   the average number of shares of Class A Common Shares
                         outstanding during the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation,

                Nb   =   the average number of shares of Class B Common Shares
                         outstanding during the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation, and

                Nt   =   the sum of Na and Nb.

     For purposes of this subsection (v), the term "ex date," when used with respect to any issuance or distribution, means the first date on which the stock trades regular way on the principal national securities exchange on which the stock is listed or admitted to trading (or if not so listed or admitted, on Nasdaq, or a similar organization if Nasdaq is no longer reporting trading information) without the right to receive such issuance or distribution.

          (vi) In any case in which this Section shall require that an adjustment be made immediately following a record date or immediately following the exercise of, or exchange of a right, option or warrant, the Corporation may elect to defer the effectiveness of such adjustment (but in no event until a date later than the later of the "ex date" as defined above and the effective date of the event giving rise to such adjustment), in which case the Corporation shall, with respect to any Convertible Preferred Shares converted after the date of such exercise or exchange or such record date, as the case may be, and before such adjustment shall have become effective (1) defer making any cash payment or issuing to the holder of such Convertible Preferred Shares the number of shares of Common Shares and other capital stock of the Corporation issuable upon such conversion in excess of the number of shares of Common Shares and other capital stock of the Corporation issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (2) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment and issue to such holder the additional shares of Common Shares and other capital stock of the Corporation issuable on such conversion.

          (vii) No adjustment in the Conversion Price shall be required if the holders of Convertible Preferred Shares are to participate in the transaction on a basis and with notice that the Board of Directors determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction. In addition, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection (vii)) would require an increase or decrease of at least 1% in the Conversion Price; provided, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
     All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (viii)    whenever the Conversion Price is adjusted as provided above:

                (1) the Corporation shall compute the adjusted Conversion Price and shall promptly file with the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Shares, a certificate signed by a principal financial officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof; and

                (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be sent by first-class mail to the holders of record of the Convertible Preferred Shares.

                In case:

                    (A) the Corporation shall take any action which would require an adjustment to the Conversion Price pursuant to subsection (iv) above;

                    (B) the Corporation shall authorize the granting to the holders of its Common Shares of rights, options or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

                    (C) of any reorganization or reclassification of the Common Shares or any class or series of Common Shares (other than a subdivision or combination of its outstanding Common Shares), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, lease or transfer of all or substantially all the assets of the Corporation; or

                    (D) of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

     then the Corporation shall cause to be mailed to the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Shares and to the holders of record of Convertible Preferred Shares, at least 20 days (for 10 days in any case described in subsections (A) or (B) above) prior to the applicable record date or effective date specified below, a notice stating (x) the date as of which the holders of record of Common Shares to be entitled in such dividend, distribution, rights, options or warrants are to be determined, or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date or dates as of which it is expected that holders of record of Common Shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up. Neither the failure to give the notice required by this subsection (viii), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, option, warrant, reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up, or the vote authorizing any such action with respect to the other holders.

          (ix) To the extent permitted by law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law) if the Board of Directors has made a determination in good faith that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. No reduction in the Conversion Price pursuant to this subsection (ix) shall become effective unless the Corporation shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of Convertible Preferred Shares. Such notice shall be given by first-class mail, postage prepaid, at such holder's address as it appears on the books of the Corporation. Such notice shall state the amount per share by which the Conversion Price will be reduced and the period for which such reduction will be in effect.

          (x) At its option, the Corporation may make such reduction in the Conversion Price, in addition to those otherwise required by this Section 6, as the

     Board deems advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; provided that any such reduction shall not be effective until written evidence of the action of the Board of Directors authorizing such reduction shall be filed with the Secretary of the Corporation and notice thereof shall have been given by first-class mail, postage prepaid, to each holder of Convertible Preferred Shares at such holder's address as it appears on the books of the Corporation.

     (c) CONSOLIDATION, MERGER OR SALE OF ASSETS. If any transaction shall occur, including without limitation (i) any recapitalization or reclassification of shares of Common Shares or any class or series of Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Shares),
(ii) any consolidation or merger of the Corporation with or into another person or any merger of another person into the Corporation (other than a merger in which the Corporation is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of Common Shares, or any class or series of Common Shares), (iii) any sale, lease or transfer of all or substantially all of the assets of the Corporation, (iv) any compulsory share exchange, or (v) any conversion of all of the outstanding Class B Common Shares into Class A Common Shares, pursuant to any of which holders of Class B Common Shares shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Convertible Preferred Shares then outstanding shall have the right thereafter to receive on account of such share only the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, share exchange or conversion of a holder of the number of shares of Class B Common Shares issuable upon conversion of such share of Convertible Preferred Shares immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange, and the Corporation shall not enter into any such merger, consolidation, sale, lease, transfer or share exchange unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Corporation's shares, as the case may be, shall make provisions in its certficate or articles of incorporation or other constituent document or certificate of merger or other document effecting any such merger, consolidation, sale, lease, transfer or share exchange to establish such right. Upon the occurrence of any transaction described in the preceding sentence (except clause (i) thereof), the Convertible Preferred Shares then outstanding shall be deemed converted, subject nevertheless to the provisions of Section 8 to the extent applicable.

     (d) ACCRUED DIVIDENDS AND FRACTIONAL SHARES. Dividends shall cease to accrue on shares of the Convertible Preferred Shares surrendered for conversion into Class B Common Shares pursuant to this Section or Section 8 below. No fractional shares of Class B Common Shares shall be issued upon conversion of the Convertible Preferred Shares, and any portion of Convertible Preferred Shares surrendered for conversion which would otherwise result in a fractional share of Class B Common Shares shall be redeemed for cash in an amount equal to the product of such fraction multiplied by the closing price of the Class B Common Shares on the last business day prior to conversion.

     (e) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Shares shall be entitled to convert such stock into shares of Class B Common Shares and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred Shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Shares, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, within 10 days after such delivery issue and deliver at such office to such holder of the Convertible Preferred Shares (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Class B Common Shares to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Class B Common Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Shares to be converted, and the Person or persons entitled to receive the shares of Class B Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Shares on such date. In case any certificate for shares of the Convertible Preferred Shares shall be surrendered for conversion of only a part of the shares represented thereby, the Corporation shall deliver within 10 days at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred Shares represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Shares issuable upon such conversion unless the certificates evidencing the Convertible Preferred Shares are either delivered to the Corporation or its transfer agent or the Corporation or its transfer agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred Shares executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Class B Common Shares issuable upon conversion of shares of Convertible Preferred Shares shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Corporation shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Convertible Preferred Shares being converted.

     (f) ADOPTION OF RIGHTS AGREEMENT. The Corporation shall not adopt a Rights Agreement unless such Rights Agreement shall provide that (i) each holder of a share of Convertible Preferred Shares shall be entitled to receive thereunder, upon conversion of such share of Convertible Preferred Shares (in accordance with the terms hereof), prior to the earlier to occur of the date of redemption of Rights issued under such Rights Agreement, the date of expiration of the Rights issued under such Rights Agreement, or the date the Conversion Price of the Convertible Preferred Shares is adjusted pursuant to subsection 6(b)(iii) above rights for each share of Common Shares issued upon conversion of such share of Convertible Preferred Shares in an amount equal to the amount of Rights issued with respect to each outstanding share of Common Shares issued rights pursuant to such Rights Agreement and (ii) if such Rights are redeemed prior to the conversion of any share of Convertible

Preferred Shares into Common Shares, then, upon conversion of such share of Convertible Preferred Shares, the holder thereof shall receive an amount in cash equal to the amount in cash that such holder would have received had he converted such share of Convertible Preferred Shares prior to such redemption.

     7. OPTIONAL REDEMPTION. On or after June 17,1998, the Corporation may, at its option, redeem all or from time to time any part of the shares of Convertible Preferred Shares, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the following redemption prices per share (expressed as percentages of the Stated Value thereof), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption, if redeemed during the twelve-month period commencing on June 17, 1998 of the years indicated below:

                                     REDEMPTION
               YEAR                    PRICE
               ----                  ----------
               1998. . . . . . . . . . 103.0%
               1999. . . . . . . . . . 102.5%
               2000. . . . . . . . . . 102.0%
               2001. . . . . . . . . . 101.5%
               2002. . . . . . . . . . 101.0%
               2003. . . . . . . . . . 100.5%
               2004. . . . . . . . . . 100.0%

     If fewer than all of the outstanding shares of the Convertible Preferred Shares are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board of Directors may determine to be fair and appropriate. Convertible Preferred Shares may not be redeemed unless full cumulative dividends have been paid on the Convertible Preferred Shares for all past dividend periods.

     Notice of redemption of Convertible Preferred Shares will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Convertible Preferred Shares to be redeemed at the address of such holder in the books of the Corporation and (ii) publication in THE WALL STREET JOURNAL. On the date such notices are mailed, the Corporation shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Convertible Preferred Shares to be redeemed and, if fewer than all outstanding shares of Convertible Preferred Shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered;
(4) the then current redemption price; and (5) that dividends on the Convertible Preferred Shares to be redeemed shall cease to accrue on such Redemption Date, except as otherwise provided herein. If such notice of redemption has been given, from and after the specified redemption date (unless the Corporation defaults in making payment of the redemption price), dividends on the Convertible Preferred Shares so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price and any dividends due on a dividend payment date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

     8. CHANGE IN CONTROL. If there occurs a Change in Control (as defined below) with respect to the Corporation, then each share of Convertible Preferred Shares may be converted (the rights to convert described in this Section referred to as the "Special Conversion Rights"'), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 60 days after the date of the Conversion Notice (as defined below) by the Corporation to all holders of the Convertible Preferred Shares, into, at its option, either (A) such number of fully paid and non-assessable shares of Class B Common Shares as is equal to the Stated Value of the Convertible Preferred Shares divided by the Special Conversion Price (as defined below) or (B) an amount in cash equal to the Stated Value of the Convertible Preferred Shares plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the Class B Common Shares on the last trading day prior to the date the Corporation gives the Conversion Notice (as defined below) to the holders of Convertible Preferred Shares.

     Within five days after the occurrence of a Change in Control, the Corporation shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of Convertible Preferred Shares (the "Conversion Notice").

     Each Conversion Notice shall state:

     (a) that a Change in Control has occurred (and shall specify the date of occurrence), and that the holder's Special Conversion Rights may be exercised in accordance with this Section;

     (b)  the expiration date of the Special Conversion Rights;

     (c) that a holder of Convertible Preferred Shares, in order to exercise Special Conversion Rights, must deliver on or before the fifth day prior to the expiration date of the Special Conversion Rights written notice to the Corporation of the holder's exercise of those rights, together with the certificate evidencing such holder's shares with respect to which the rights are being exercised, duly endorsed for transfer;

     (d) the Special Conversion Price and the Conversion Price which would otherwise be applicable;

     (e) a description of the procedure which a holder must follow to exercise its Special Conversion Rights; and

     (f) that holders of Convertible Preferred Shares electing to have such shares converted will be required to surrender the certificates evidencing such shares for delivery of shares of Class B Common Shares.

     The Conversion Notice shall be given by first-class mail, postage paid, to the holders of record of Convertible Preferred Shares at their respective addresses as they appear on the books of the Corporation.

     No failure of the Corporation to give the Conversion Notice shall limit any holder's right to exercise its Special Conversion Rights.

     Exercise of the Special Conversion Rights by a holder of Convertible Preferred Shares will be irrevocable. The Corporation shall not enter into any consolidation, merger or sale of assets, unless in connection therewith the holders of Convertible Preferred Shares exercising Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of Class B Common Shares into which their shares of Convertible Preferred Shares would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular Conversion Rights that apply to the Convertible Preferred Shares.

     The Corporation may, at its option, elect to pay holders of Convertible Preferred Shares exercising Special Conversion Rights an amount in cash equal to the Stated Value of the Convertible Preferred Shares plus an amount equal to any accrued but unpaid dividends thereon.

     "Change in Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Corporation's assets as an entirety or substantially as an entirety to any person or "group"' (within the meaning of Section 13(d)(3) of the 1934 Act) in one or a series of transactions, provided that a transaction where the holders of Common Shares immediately prior to such transaction own, directly or indirectly, 50% or more of the common stock of such person or group immediately after such transactions shall not be a Change in Control; (ii) the acquisition by the Corporation and/or any of its subsidiaries of 50% or more of the aggregate voting power of the Common Shares in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Corporation, provided that a liquidation or dissolution of the Corporation which is part of a transaction or series of related transactions that does not constitute a Change in Control under the "provided" clause of clause (i) above shall not constitute a Change in Control under this clause (iii); or (iv) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any person, including a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% or more of the aggregate voting power of the Common Shares of the Corporation or any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly, of 50% or more of the aggregate voting Power of the Common Shares, or (b) less than 50% (measured by the aggregate voting power of all classes) of the Corporation's Common Shares being registered under
Section 12(b) or 12(g) of the 1934 Act.

     9. STATUS OF REACQUIRED SHARES. If shares of Convertible Preferred Shares are converted pursuant to Section 6 hereof or redeemed pursuant to
Section 7 hereof, the shares so converted or redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Corporation, but may not be reissued as Convertible Preferred Shares.

     10. RESERVED SHARES. So long as any shares of Convertible Preferred Shares remain outstanding, the Corporation agrees to keep reserved for issuance in connection with the conversion of the Convertible Preferred Shares at all times a number of authorized but unissued shares of Class B Common Shares at least equal to 150% of the number of shares of Class B Common Shares issuable upon conversion at the Conversion Price of all of the Convertible Preferred Shares outstanding at such time. The Corporation shall take all action necessary so that Class B Common Shares so issued will be validly issued, fully paid and non-assessable. The Corporation shall use its best efforts to list the Class B Common Shares required to be delivered upon conversion of the shares of Convertible Preferred Shares, prior to such conversion, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

     11. PREEMPTIVE RIGHTS. The Convertible Preferred Shares are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

     12. NOTICES. Except as otherwise provided herein, all notices, requests, demands, and other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Convertible Preferred Shares, to such holder's address as it appears on the books of the Corporation, and (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's President,

     13. SEVERABILITY OF PROVISIONS. Whenever possible, each provision of this paragraph C shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                                         V

     The number of Directors of the Corporation shall be twelve. The number of Directors may hereafter be fixed from time to time by bylaw or amendment duly adopted by the Board of Directors, provided, however, that the number of Directors shall not be more than twelve nor less than five, except as otherwise may be required to implement the provisions of paragraph C.5(b) of Article IV hereof.


                                         VI

     A. The Board of Directors shall be and is divided in to three classes, Class I, Class II and Class III. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra Director shall be a member of Class I and if the fraction is two-thirds (2/3) one of the extra Directors shall be a member of Class I and the other shall be a member of Class
II. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected, provided, however, that the Directors initially appointed to Class I shall serve for a term ending on the date of the third annual meeting next following the date hereof, the Directors initially appointed to Class II shall serve for a term ending on the date of the second annual meeting next following the date hereof, and the Directors initially appointed to Class III shall serve for a term ending on the date of the first annual meeting next following the date hereof.

     B. In the event of any increase or decrease in the authorized number of Directors, (1) each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal, and (2) the newly created or eliminated Directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of Directors in the respective classes into conformity with the formula in this Article, as applied to the new authorized number of Directors.

     C. Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his successor is elected and qualified or until his death, resignation or removal. A Director shall not be removed from office prior to the expiration of his term except by the affirmative vote or written consent of not less than sixty-six and two-thirds percent (66 2/3%) of the total votes entitled to be cast in an election of Directors. Should a vacancy occur or be created, the remaining Directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.


                                        VII

     A. In addition to requirements of any applicable statute, the affirmative vote or written consent of not less than 66 2/3% of the total votes entitled to be cast in an election of Directors, considered for purposes of this Article as one class, shall be required for approval or authorization of any Business Transaction (as hereinafter defined) between the Corporation and any Control Person (as hereinafter defined), provided, however, that such additional voting requirement shall not be applicable if:

          (1) The Business Transaction was approved by a two-thirds vote of the Board of Directors of the Corporation prior to the acquisition by the Control Person, together with its Affiliates and Associates (as hereinafter defined), of stock of the Corporation, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors; or

          (2) The Business Transaction was approved by a two-thirds vote of the Board of Directors of the Corporation after the acquisition by the Control Person, together with its Affiliates and Associates, of stock of the Corporation, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, and such acquisition by such Control Person and its Affiliates and Associates was unanimously approved by the Board of Directors of Corporation; or

          (3) The Business Transaction is solely between the Corporation and another corporation, 50% or more of the voting stock of which is owned by the Corporation and none of which is owned by a Control Person, and each holder of stock of the Corporation receives the same type of consideration in proportion to his holdings; or

          (4)  Both of the following are satisfied:

               (a) the cash or fair market value of the property, securities or other consideration to be received per share in the Business Transaction by holders of the stock of the Corporation is not less than the higher of (i) the highest price per share (including brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, newspaper advertisements, printing and attorney's fees) paid by such Control Person in acquiring any of its holdings of the Corporation's stock, or (ii) the highest per share market price of the stock of the Corporation during the 3-month period immediately preceding the date of the proxy statement described in (c) below; and

               (b) a proxy statement responsive to the requirements of the 1934 Act shall be mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of such Business Transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Transaction which the Continuing Directors, or any of them, may choose to state, and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Transaction, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion).

     B.   For the purposes of this Article:

          (1) The term "Control Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its Affiliates and Associates, "beneficially owns" (as this term is defined on the date on which this Article becomes effective in Rule 13d-3 of the General Rules and Regulations under the 1934 Act) in the aggregate, stock of the Corporation, which bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, and any Affiliate or Associate (as those terms are defined on the date of which this Article is adopted in Rule 12b-2 of the General Rules and Regulations under the 1934
     Act) of any such individual, corporation, partnership or other person or entity;

          (2) The term "Business Transaction" shall mean (a) any merger or consolidation of the Corporation with or into a Control Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Control Person, (c) any merger of consolidation of a Control Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part (as hereinafter defined) of the assets of a Control Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Control Person, (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Control Person, (g) any reclassification or recapitalization (including any reverse stock split) involving stock of the Corporation, consummated within five (5) years after a Control Person becomes a Control Person, (h) any plan or proposal by a Control Person for the dissolution or liquidation of the Corporation, and (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction;

          (3) The term "Continuing Director" shall mean any Director who was elected by the public stockholders of the Corporation prior to the acquisition by the Control Person, together with its Affiliates and Associates, in the aggregate, of stock of the Corporation, which bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, or a person recommended by succeed a Continuing Director by a majority of Continuing Directors;

          (4) The term "Substantial Part" shall mean more than 10% of the total assets of the Corporation in question as of the end of its most recent fiscal year ending prior to the time that the termination is being made;

          (5) Without limitation, any stock of the Corporation which any Control Person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such Control Person for purposes of this Article only;

          (6) For the purpose of subparagraph 4 of paragraph A of this Article, the phrase, "other consideration to be received" shall include, without limitation, stock of the Corporation retained by its existing public stockholders in the event of a Business Transaction with such Control Person in which the Corporation is the surviving corporation.

     C. The provisions set forth in this Article shall not be repealed or amended in any respect or in any manner, including any merger of consolidation of the Corporation with any corporation, unless the surviving corporation's Certificate of Incorporation contains an Article to the same effect as this Article, except by the affirmative vote or written consent of not less than 66 2/3% of the total votes entitled to be cast in an election of Directors attributable to stock owned by persons other than a Control Person.

     D. A majority of the Continuing Directors shall have the power and duty to determine for purposes of this Article on the basis of information known to them:

          (1) Whether any proposed transaction is a Business Transaction and within the scope of this Article;

          (2) Whether a stockholder is a Control Person; and

          (3) For the purposes of subparagraph 4 of paragraph A, the per share market value to be paid to stockholders in the Business Transaction and the highest per share price paid by the Control Person in acquiring any of its holdings of the Corporation's stock.


                                        VIII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.


                                         IX

     No Director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under
Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a matter involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or, (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Nine, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this

Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring or any cause of action, suit or claim that, but for this Article Nine would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                          28